Exhibit 10.1
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of February 21, 2024 (the “Effective Date”) is entered into among EXPENSIFY, INC., a Delaware corporation (in its capacity as borrower representative, “Borrower Representative”, and together with each Person party hereto as a borrower from time to time, collectively, “Borrowers”, and each, a “Borrower”), the several banks and financial institutions or entities from time to time party hereto (each, a “Lender”, and collectively, “Lenders”), Canadian Imperial Bank of Commerce (in its individual capacity, “CIBC”, and in its capacity as administrative agent and collateral agent for the lenders party hereto “Agent”). This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement, dated as of September 21, 2021, by and among Borrower Representative and CIBC, as amended through the Effective Date.
AGREEMENT
The parties hereto hereby agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied . For purposes of calculations made pursuant to the terms hereof, or otherwise for purposes of compliance herewith, GAAP shall be deemed to treat operating leases and capital lease obligations in a manner consistent with the treatment thereof under GAAP as in effect on December 31, 2021, notwithstanding any modifications or interpretive changes thereto that have occurred. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.
2.LOAN AND TERMS OF PAYMENT
2.1.Promise to Pay. Each Borrower hereby unconditionally promises to pay to Agent, for the ratable benefit of Lenders, the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.
2.2.Revolving Loan Facility.
(a)Availability. Subject to the terms and conditions of this Agreement, each Revolving Lender severally agrees to make to Borrowers, Revolving Loans from time to time in an aggregate amount outstanding at any time outstanding which, when added to the applicable aggregate Bank Services Utilization Amount, does not exceed such Lender’s Revolving Loan Commitment. The aggregate outstanding Revolving Loans together with the aggregate Bank Services Utilization Amount shall not exceed the Total Revolving Loan Commitments. To request a Revolving Loan, Borrower Representative shall submit a Loan Request to Agent by email not later than 1:00 p.m., Toronto, Ontario time, one (1) Business Day before the date of the proposed Revolving Loan. Revolving Loans shall be made no more frequently than three times per month and in increments of One Hundred Thousand Dollars ($100,000). As part of the Revolving Loan Facility, Borrower Representative may request, and any Revolving Lender that is a Bank Services Provider may provide, Bank Services, as a sublimit under such Revolving Lender’s Revolving Loan Commitment, provided that the availability under the Revolving Loan Commitment with respect to such Revolving Lender shall be deemed reduced by the applicable Bank Services Utilization Amount, from time to time.
(b)Termination; Repayment. The Revolving Commitments terminate on the Revolving Loan Maturity Date, when the principal amount of all Revolving Loans, the unpaid interest thereon, and all other Obligations relating to the Revolving Loan Facility shall be immediately due and payable. Borrowers may repay and reborrow amounts under the Revolving Loan Facility from time to time through the Revolving Loan Maturity Date.
2.3.[Reserved].

Exhibit 10.1
2.4.Funding of Loans. Upon receipt of a Loan Request in accordance with Section 2.2 or 2.3, Agent shall promptly notify each appliable Lender thereof, and each Lender shall make the amount of its pro rata share of such borrowing available to Agent for the account of Borrowers in funds immediately available to Agent. Such borrowing will then be made available by Agent to Borrowers as specified in the Loan Request, by crediting such Collateral Account as is designated in writing to Agent in accordance with Section 2.7.
2.5.Payment of Interest on the Loans.
(a)Interest Rate. Subject to Section 2.5(b), the outstanding principal amount of each Loan shall accrue interest from and after its Funding Date, at the Applicable Interest Rate.
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate that is 5.0% higher than the Applicable Interest Rate (the “Default Rate”). Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Secured Party Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Secured Parties hereunder.
(c)Payment; Interest Computation. Borrowers shall pay interest quarterly in arrears on each Payment Date, commencing with the first Payment Date after the applicable Funding Date with respect to each Loan. Interest shall be computed on the basis of a 365/366-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Ontario time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded.
(d)Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to any Secured Party an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied to the reduction of outstanding principal, and thereafter to any other Obligations outstanding ratably (other than interest in excess of the Maximum Rate).
(e)Adjustment to Interest Rate. Changes to the interest rate applicable to the Loans based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
2.6.Fees and Charges.
(a)Fees. Borrowers shall pay the following fees to Agent:
(i)Revolving Loan Facility Commitment Extension Fee. In respect of the Revolving Loan Commitments, a commitment extension fee to in an amount equal to 0.10% of the Total Revolving Loan Commitments, for the ratable benefit of the Revolving Lenders, due on the Effective Date;
(ii)Unused Line Fee. An unused fee in an amount equal to 0.25% per annum of the Average Unused Revolving Loan Amount, payable quarterly in arrears on each Payment Date, provided that for any month in which the outstanding balance under the Revolving Loan Facility is equal to or greater than $5,000,000 at all times, the unused fee shall be waived with respect to such month;
(b)Secured Party Expenses. Borrowers shall pay to Secured Parties, all Secured Party Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due (or, if no stated due date, within three (3) Business Days after written demand by Agent).
(c)Fees Fully Earned. Unless otherwise provided in this Agreement or any other Loan Document, the fees and charges specified in clause (b) above are fully earned as of the Effective Date, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by any Secured Party pursuant to this Agreement or the other Loan Documents notwithstanding any

Exhibit 10.1
termination of this Agreement or the suspension or termination of Commitments hereunder and notwithstanding the required payment date for such fees or charges.
2.7.Payments; Application of Payments.
(a)All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Unless otherwise notified by Agent in writing, Agent shall initiate debit entries to any Deposit Accounts as authorized on the Debit Authorization for principal and interest payments or any other amounts Borrowers owe Secured Parties when due, for the ratable benefit of Secured Parties. These debits shall not constitute a set-off. If the Debit Authorization arrangement is terminated for any reason, Borrowers shall promptly deliver a new Debit Authorization with respect to another Deposit Account of a Borrower and until such new Debit Authorization is effective, shall make all payments due to Agent at Agent’s address specified in Section 10, or as otherwise notified by Agent in writing. Except to the extent otherwise requested in writing by Borrower Representative, including pursuant to any disbursement letter or other Loan Request, any amounts to be funded by any Agent (including on behalf of any Lender) to a Borrower may be credited in accordance with the Credit Authorization.
(b)Unless Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.4, and Agent may, in reliance upon such assumption, make available to Borrowers a corresponding amount. If such amount is not in fact made available to Agent by the required time on the requested funding date, such Lender and each Borrower severally agree to pay to Agent forthwith, on written demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrowers but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the federal funds effective rate and (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by a Borrower, the rate per annum applicable to Loans under the relevant facility. If a Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower Representative the amount of such interest paid by a Borrower for such period. If such Lender pays its share of the applicable borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to Agent.
(c)If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.4, and such funds are not made available to Borrowers by Agent because the conditions to the applicable extension of credit set forth in Section 3.1 or 3.2 are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)The obligations of Lenders hereunder to fund their respective Commitments or make any other reimbursement or indemnity payments to Agent hereunder, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make such payment.
(e)So long as no Application Event has occurred and is continuing and except as otherwise provided herein, all principal and interest payments received by Agent shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender), to pay outstanding principal balance thereof, and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders according to each Lender’s pro rata share of the type of Commitment or Obligation to which a particular fee or expense relates.
(f)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(i)to pay any Secured Party Expenses (including cost or expense reimbursements), indemnities, fees or other amounts then due to Agent, in its capacity as such, under the Loan Documents, until paid in full,

Exhibit 10.1
(ii)to pay interest due in respect of any protective advances, until paid in full,
(iii)to pay the principal of any protective advances, until paid in full,
(iv)ratably, to pay any Secured Party Expenses (including cost or expense reimbursements) or indemnities then due to any Lenders under the Loan Documents, until paid in full,
(v)ratably, to pay any fees or premiums then due to any Lenders under the Loan Documents, until paid in full,
(vi)ratably, to pay interest accrued in respect of the Revolving Loans, until paid in full,
(vii)ratably
a)to pay the principal of all Revolving Loans until paid in full,
b)to pay or cash collateralize Bank Services provided under the Revolving Loan Facility,
(viii)to pay any other Obligations other than Obligations owed to Defaulting Lender,
(ix)ratably to pay any Obligations owed to Defaulting Lenders; and
(x)to Borrowers or such other Person entitled thereto under applicable law.
(g)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.
(h)In each instance, so long as no Application Event has occurred and is continuing, Section 2.7(f)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(i)For purposes of Section 2.7(f)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(j)In the event of a direct conflict between the priority provisions of this Section 2.7 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.
(k)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, such Lender shall (i) notify Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other applicable Lenders (through Agent), without recourse, such participations in the Loans made by them or held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Applicable Percentages; provided, however, that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this subsection may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. No documentation other than notices and the like referred to in this subsection shall be required to implement the terms hereof. Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant hereto and shall in each case notify the applicable Lenders, following any such purchase.

Exhibit 10.1
2.8.Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.8.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender shall be applied in accordance with Section 2.7.
(iii)Certain Fees. Except as expressly set forth herein, no Defaulting Lender shall be entitled to any portion of any fees paid in accordance with Section 2.6.
(b)Defaulting Lender Cure. If Borrowers, Agent and Required Lenders agree in writing that a Lender is no longer a Defaulting Lender, Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)Termination of Defaulting Lender. Borrower Representative may terminate the unused amount of any Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim of Borrowers, Agent, or any other Lender may have against such Defaulting Lender.
3.CONDITIONS OF LOANS
3.1.Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the Commitments hereunder are subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Required Lenders, such agreements, documents and certificates, duly executed by the parties thereto, and in case of a Borrower; by a Responsible Officer, or as applicable, the conditions shall have been satisfied, in each case, as set forth on Schedule 2.
3.2.Conditions Precedent to all Credit Extensions. Lenders’ obligations to make each Credit Extension is subject to the following conditions precedent:
(a)the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date,
(b)no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension;
(c)Agent has received a duly executed Loan Request, including calculations in form satisfactory to Agent demonstrating pro forma compliance with applicable financial covenants after giving effect to the requested Loan; and
(d)there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, or any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Required Lenders, as determined by Required Lenders in their discretion.
3.3.Covenant to Deliver.

Exhibit 10.1
(a)Borrowers agree to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver of a Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in the discretion of Required Lenders.
(b)Borrower agrees to deliver the items set forth on Schedule 3 hereto within the timeframe set forth therein (or by such other date as Required Lenders may approve in writing), in each case, in form and substance reasonably acceptable to Required Lenders.
4.CREATION OF SECURITY INTEREST
4.1.Grant of Security Interest. Each Borrower hereby grants Agent, for the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) and at such time as all Commitments have terminated, Agent shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Borrower.
4.2.Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If a Borrower shall acquire a commercial tort claim with a potential recovery in excess of One Hundred Thousand Dollars ($100,000), Borrowers shall promptly notify Agent in writing and deliver such other documents as Agent may require to grant Agent a perfected security interest in such commercial tort claim. If a Borrower shall acquire a certificate with respect to Shares or any instrument, such Borrower shall promptly notify Agent and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form satisfactory to Agent.
4.3.Authorization to File Financing Statements. Each Borrower hereby authorizes Agent to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets of such Borrower.
4.4.Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Agent a security interest in all the Equity Interests in which such Borrower has any interest, including the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date or as required pursuant to Section 6.11, the certificate or certificates for such Equity Interests, to the extent certificated, will be delivered to Agent, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which a Borrower has an interest, such Borrower shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuance of an Event of Default hereunder, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Equity Interests. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that: no such notice shall be required if a Borrower has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

Exhibit 10.1
5.REPRESENTATIONS AND WARRANTIES
5.1.Each Borrower represents and warrants as follows:
5.1.Due Organization, Authorization; Power and Authority.
(a)Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower Representative has delivered to Agent a completed certificate signed by Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change to Agent in accordance with Section 7.2, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; (vi) each Subsidiary that is an MSB Subsidiary is designated as such in the Perfection Certificate; and (vii) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that such Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).
(b)The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect. No Subsidiary which is not a Loan Party owns any material Intellectual Property.
5.2.Collateral.
(a)Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.
(b)Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Agent a perfected security interest therein as required pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.
(c)The Collateral (other than mobile Equipment such as laptop computers in the possession of a Borrower’s employees or agents) is located only at the locations identified in the Perfection Certificate and other Permitted Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.
(d)Each Loan Parties is the sole owners of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Borrower’s knowledge,

Exhibit 10.1
no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License.
(e)As of the Effective Date, no Collateral consisting of promissory notes is evidenced by an original instrument, and except for the Shares of Subsidiaries, no Investments consisting of equity interests of a third person are evidenced by certificates. Except as permitted to be delivered post-closing in accordance with Section 3.3(b), all Collateral consisting of certificated securities or instruments has been delivered to Agent to be held as possessory collateral with such powers or allonges as Agent may require.
(f)All sales and other transactions underlying or giving rise to Recurring Revenue shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all customer Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to grant a security interest in each customer contract, and, there are no defenses, offsets, counterclaims or agreements for which the customer may claim any deduction or discount.
5.3.Accounts; Material Agreements. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts have been delivered or rendered. No Borrower has received any written notice of actual or imminent insolvency of an account debtor. The material licenses and agreements to which any Loan Party or any of its Subsidiaries is a party is in good standing and in full force and effect and no Loan Party is in material breach with respect thereto. No material customer or supplier has terminated, significantly reduced or communicated its intent to do so to any Loan Party or any of its Subsidiaries.
5.4.Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party, any of its Subsidiaries or any officers or directors of the foregoing involving more than, individually or in the aggregate for all related proceedings, Two Hundred Fifty Thousand Dollars ($250,000) or in which any adverse decision has had or could reasonably be expected to have any Material Adverse Effect.
5.5.Financial Statements; Financial Condition. All consolidated and consolidating financial statements for the Loan Parties and each of their Subsidiaries delivered to Agent fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. There has not been any material deterioration in the consolidated and consolidating financial condition of the Loan Parties and each of its Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Agent.
5.6.Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and each of their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.
5.7.Consents; Approvals. Each Loan Party and each of its Subsidiaries have obtained all third party or governmental consents, licenses, approvals, waivers of any, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.8.Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Agent pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.
5.9.Tax Returns and Payments. Each Loan Party and each of its Subsidiaries have timely filed all required tax returns and reports (or appropriate extensions therefor), and such Loan Party and each of its Subsidiary has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed such Subsidiary or such Subsidiary, as applicable, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Ten Thousand Dollars

Exhibit 10.1
($10,000). No Borrower is aware of any claims or adjustments proposed for any prior tax years of any Borrower or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by a Borrower or any of its Subsidiary.
5.10.Shares. Such Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.11.Compliance with Laws.
(a)No Loan Party or Subsidiary of Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.
(b)No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Credit Extensions or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. None of the proceeds of the Credit Extensions or other extensions of credit under this Agreement have been (or will be) used to fund Investments in Expensify Payments.
(c)No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Credit Extensions by the Lenders hereunder nor Borrowers’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority (“Sanctions”), (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to applicable Sanctions, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act, and any applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto (“Anti-Money Laundering Laws”). No part of the proceeds from the Credit Extensions made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws. Borrower Representative and each applicable Subsidiary has implemented policies and procedures (including know-your-customer verifications) reasonably designed to ensure compliance with applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
(d)No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.
5.12.Broker. No Person has any agreement or option to provide financial advisory services to any Loan Party or any of its Subsidiaries or to receive any finder’s fee or similar fee with respect to this Agreement or any other debt or equity transaction entered into by a Loan Party.

Exhibit 10.1
5.13.Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement given to Agent by or on behalf of a Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.AFFIRMATIVE COVENANTS
Each Borrower shall, and shall cause each Loan Party to, do all of the following:
6.1.Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Loan Party’s business and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in all of its property, and comply with all terms and conditions with respect to such Governmental Approvals.
6.2.Financial Statements, Reports, Certificates. Provide Agent with the following:
(a)[Reserved]
(b)Quarterly Compliance Certificate. Within forty five (45) days after the last day of each fiscal quarter and together with the quarterly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement, and, if applicable, setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent may reasonably request (including at the direction of Required Lenders).
(c)Quarterly Financial Statements. Within forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such fiscal quarter, in form acceptable to Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.
(d)Annual Operating Budget and Financial Projections. Within sixty (60) days after the end of each fiscal year of Borrower Representative (and promptly and within five (5) days of any material modification thereto), an annual operating budgets, on a consolidating basis (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower Representative, as approved by Borrower Representative’s Board, together with any related business forecasts used in the preparation of such annual financial projections.
(e)Annual Audited Financial Statements. As soon as provided to Borrower Representative’s lead investor, but in no event later than one hundred twenty (120) days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent, together with any management letter with respect thereto.
(f)Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices generally made available to all Borrower Representative’s Equity Interest holders or to all holders of Borrower Representative’s preferred stock or to any holders of Subordinated Debt.
(g)SEC Filings. In the event that Borrower Representative becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission.
(h)Legal Action Notice and Updates. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries of, individually or in the aggregate for all related proceedings, Two Hundred

Exhibit 10.1
Fifty Thousand Dollars ($250,000) or more, or of any Loan Party or any of its Subsidiaries taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto.
(i)[Reserved]
(j)[Reserved]
(k)Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Agent, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.
(l)Other Reports and Information. Together with the quarterly financial reports, reports as to the following, in form acceptable to Agent: accounts receivable and accounts payable aging, general ledger, and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Agent (including at the direction of Required Lenders).
(m)Bank Account Balances. At the end of each fiscal quarter, a report in form reasonably satisfactory to Agent, of all bank balances for each Collateral Account maintained by Borrower Representative and each of its Subsidiaries, which report shall indicate for each Collateral Account if an Account Control Agreement is in effect with respect thereto and for any Collateral Account of a Loan Party that is not subject to an Account Control Agreement, the basis for exemption, together with, at Agent’s request, a copy of associated account statements, with transaction detail.
6.3.Equipment; Inventory; Returns. Keep all Equipment in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear; and keep all Inventory in good marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000).
6.4.Taxes; Pensions. Timely file, and cause each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.5.Insurance.
(a)Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Loan Parties’ industry and location and as Required Lenders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Required Lenders.
(b)Ensure that proceeds payable under any property policy with respect to Collateral or key man insurance are, at Agent’s option, payable to Agent, for the ratable benefit of Lenders, on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee, all liability policies shall show, or have endorsements showing, Agent as an additional insured, in each case, in form satisfactory to Agent and as set forth on Exhibit D.
(c)Notwithstanding the foregoing, (a) so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000), in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be deemed Collateral in which Agent has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Required Lenders, be payable to Agent, for the ratable benefit of Lenders, on account of the Obligations.
(d)At Agent’s request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to

Exhibit 10.1
Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).
(e)If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent, or as Required Lenders may direct.
6.6.Deposit and Securities Accounts.
(a)Maintain, and cause each Subsidiary to maintain, (i) at all times through and including June 29, 2024, 45%, and from June 30, 2024 and (ii) at all times thereafter, 65%, of all unrestricted cash and Cash Equivalents of Borrower Representative and its Subsidiaries, with CIBC or CIBC USA, and maintain Collateral Accounts only as set forth on the Perfection Certificate, or as disclosed pursuant to a notice timely delivered pursuant to subsection (b) below. Notwithstanding the foregoing, balances constituting funds held for the benefit of customers, and balances maintained in accordance with clauses (e)(i) and (ii) of the defined term “Permitted Investments” shall be disregarded for purposes of the above percentage calculation.
(b)For each Collateral Account that any Loan Party at any time maintains, Borrowers shall cause such Collateral Account to be subject to an Account Control Agreement, which Account Control Agreement may not be terminated without the prior written consent of Agent, provided that the Account Control Agreements specified on Schedule 3 hereto may be delivered following the Effective Date within the timeframe specified therein. Notwithstanding the foregoing, the requirement to maintain Account Control Agreements shall not apply to
(i)Collateral Accounts designated as excluded to Agent in writing from time to time, provided that the aggregate balance of such Collateral Accounts, (x) with respect to Collateral Accounts maintained in Australia or United Kingdom, shall not exceed $3,000,000, and (y) with respect to Collateral Accounts maintained in any other jurisdiction, shall not exceed $500,000, in each case, at any time;
(ii)Collateral Accounts used exclusively to maintain Permitted Cash Collateral;
(iii)Collateral Accounts used exclusively to maintain balances invested in accordance with clause (e) of the defined term “Permitted Investments; and
(iv)Collateral Accounts used exclusively to maintain funds in trust for customers, including in connection with expense reimbursement processing services provided to customers, in each case, which accounts have been identified as such to Agent in writing as such,
(c)Notwithstanding anything to the contrary set forth herein, Borrowers shall not permit any CIBC Collateral Account to be used for third party payment processing activity or any other MSB Subsidiary activity, and to the extent necessary to comply with this clause (c), any MSB Subsidiary shall be permitted to maintain Collateral Accounts with other depository institutions.
6.7.Intellectual Property.
(a)Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty days from initiation thereof or Borrowers have demonstrated to the satisfaction of Required Lenders that such proceedings are without merit and adequate reserves have been taken; and not allow any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without written consent of Required Lenders.
(b)If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall promptly provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Agent with at least fifteen (15) days prior

Exhibit 10.1
written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower Representative shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.
(c)Provide written notice to Agent within ten (10) days of any Loan Party entering or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public). Each Borrower shall, and shall cause each Loan Party to, take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.
6.8.Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to any Secured Party, without expense to such Secured Party, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that such Secured Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against such Secured Party with respect to any Collateral or relating to such Loan Party.
6.9.Access to Collateral; Books and Records. Allow Agent, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books in accordance with Section 6.13. Such inspections or audits shall occur during Borrower’s usual business hours and upon at least five (5) business days’ prior written notice and be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often and at such times as Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense.
6.10.Financial Covenants.
(a)From the Effective Date to but excluding March 31, 2025, the following financial covenants shall apply: The Liquidity Coverage Ratio shall at all times be no less than (i) for the period commencing on the Effective Date through and including June 29, 2024, 1.10 to 1.00, and (ii) from June 30, 2024 through but excluding March 31, 2025, 1.20 to 1.00, in each case, tested on the last day of each fiscal quarter.
(i)From and including March 31, 2025 and at all times thereafter, the following financial covenants shall apply: Total EBITDA Net Leverage Ratio shall not exceed 2.50 to 1.00, tested on the last day of each fiscal quarter;
6.11.Subsidiary Matters.
(a)No later than thirty (30) days after such time as (a) a Loan Party or any of its Subsidiaries forms or acquires any direct or indirect Subsidiary (other than an MSB Subsidiary), or if any Subsidiary ceases to qualify as an Excluded Subsidiary pursuant to clause (c) of the defined term “Excluded Subsidiary”, Borrower Representative shall notify Agent thereof, and shall provide such details as Agent may reasonably request, and at the request of Agent, shall cause such Subsidiary to (x) enter into a joinder to this Agreement to become a co-borrower hereunder, or enter into a Guaranty with respect to the Obligations, together with such collateral security documents and related filings, all in form and substance satisfactory to Agent and sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to all assets of such Subsidiary, (y) promptly, and in any event within five (5) days of the formation or acquisition or Agent’s request, provide certified copies of the Operating Documents for such Subsidiary and (z) provide to Agent all other documentation in form and substance satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of such joinder, guaranty or security documents. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document. Notwithstanding the foregoing, any Excluded Subsidiary shall not be required to become a Loan Party pursuant to the foregoing, subject to any conditions applicable thereto set forth in the defined term “Excluded Subsidiary”.
(b)Not permit Subsidiaries which are not Loan Parties (including all MSB Subsidiaries), together, (i) to maintain cash and other assets having an aggregate value in excess of ten percent (10.0%) of consolidated assets of Borrower Representative, and its Subsidiaries, on a consolidated basis (provided that for the

Exhibit 10.1
period through and including June 29, 2024, the foregoing limit shall be increased to twenty percent (20%)), and each such Subsidiary, individually, to maintain cash and other assets having an aggregate value in excess of five percent (5.0%) of consolidated assets of Borrower Representative, and its Subsidiaries, on a consolidated basis (provided that for the period through and including June 29, 2024, the foregoing limit shall be increased, with respect to Expensify Ltd. to ten (10%)), in each case, tested as of the last day of each fiscal quarter, provided that, for purposes of the foregoing, (x) the assets of the Real Estate SPV, (y) with respect to MSB Subsidiaries, any customer held funds, funds held by FBO customers and any funds held in trust as required by banking partners shall be disregarded, and (z) any assets or liabilities constituting intercompany loans or balances shall be disregarded, (ii)  to contribute more than ten percent (10.0%) to consolidated revenue of Borrower Representative and its Subsidiaries consolidated revenue or EBITDA, and each such Subsidiary, individually, not contribute more than five percent (5.0%) to consolidated revenue of Borrower Representative and its Subsidiaries consolidated revenue or EBITDA, in each case, tested on a quarterly basis for the then-most recent quarter, provided that for purposes of this clause (ii), revenue arising from intercompany transactions shall be disregarded, or (iii) to own any Intellectual Property that is material to the business of Borrower Representative and its Subsidiaries as a whole.
(c)Cause each MSB Subsidiary to (i) not conduct any business or have any operations except as necessary to maintain legal existence, maintain money transmitter licenses and other activities ancillary thereto (including, but not limited to, the transmission of funds on behalf of Borrower or its customers), (ii) have no material assets except for (x) proceeds from Investments made in accordance with Section 7.12 and clause (d) in the defined term “Permitted Investments”, which are maintained as restricted cash in connection with money transmitter licenses, or funds held in a trust account on behalf of customers, and (y) money transmitter licenses, (iv) not have any revenue, provided that the foregoing shall not restrict such MSB Subsidiary from contributing to revenue generation by a Borrower and (v) not have any Subsidiaries. No Loan Party shall guaranty or otherwise be liable for or provide collateral security or other credit support for Indebtedness of an MSB Subsidiary, and no MSB Subsidiary shall guaranty or otherwise be liable for or provide collateral security or other credit support for Indebtedness of a Loan Party, in each case, directly or indirectly. At Agent’s request, Borrower Representative shall provide evidence and supporting calculations satisfactory to Agent demonstrating compliance with the foregoing.
6.12.Property Locations.
(a)Provide to Agent at least ten (10) days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).
(b)With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for the benefit of Agent. Borrowers shall deliver to Agent each warehouse receipt, where negotiable, covering any such property.
(c)With respect to any property or assets of a Loan Party located on leased premises (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location.
6.13.[Reserved]
6.14.Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Comply and cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures (including know-your-customer verifications) designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
6.15.Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
7.NEGATIVE COVENANTS
No Borrower shall, or shall cause or permit any of its Subsidiaries to, do any of the following:
7.1.Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.

Exhibit 10.1
7.2.Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any business in any material respect other than the businesses currently engaged in by such Person, as applicable, or reasonably related or complementary thereto, except that Borrower shall cease any portion of its business related to Investments in other companies; (b) cease doing business, or liquidate or dissolve; or (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within ten (10) days after such departure or change; (d)  permit or suffer a Change in Control, (e) without at least ten (10) days prior written notice to Agent, add any new offices or business locations, including warehouses (unless such new offices or business locations already qualifies as a Permitted Location), (f) without at least ten (10) days prior written notice to Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization or (g) without at least thirty (30) days prior written notice to Agent, permit any Loan Party to become an MSB Subsidiary.
7.3.Mergers or Acquisitions. Merge or consolidate to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) or enter into any agreement to do any of the same, provided, that a Subsidiary may merge or consolidate into another Subsidiary or into a Borrower.
7.4.Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.
7.5.Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens permitted to have priority over the security interest granted to Agent hereunder, permit any Collateral not to be subject to the first priority security interest granted herein.
7.6.Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) or permit the aggregate balance of Collateral Accounts not subject to Account Control Agreements to exceed the amounts permitted by Section 6.6.
7.7.Distributions; Investments.
(a)Pay any dividends or make any distribution or payment or redeem, retire or purchase any Equity Interests provided that
(i)Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof,
(ii)Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Agent;
(iii)Borrower Representative may pay dividends solely in Equity Interests of Borrower Representative,
(iv)Borrower Representative may make cash payments in lieu of fractional shares;
(v)Borrower Representative may repurchase the Equity Interests issued by Borrower Representative pursuant to stock repurchase agreements approved by Borrower Representative’s Board, provided that, (i) no Default or Event of Default shall exist at the time of such repurchase and result therefrom, (ii) the aggregate amount of all such repurchases does not exceed the Permitted Repurchase Amount; (iii) Borrower Representative shall have delivered calculations certified by a Responsible Officer demonstrating pro forma financial covenant compliance after giving effect to the proposed repurchase and confirming the Permitted Repurchase Amount, (iv) each Loan Party shall be solvent after giving effect to such repurchase, and (v) any such repurchase shall be made in accordance with applicable laws.
(vi)Borrower Representative may retire certain shares of its common stock otherwise issuable (A) upon conversion of restricted stock unit awards and (B) pursuant to its stock purchase and matching plan, in an aggregate amount of $2,500,000 for any

Exhibit 10.1
consecutive twelve (12) month period to satisfy certain tax obligations with respect to such restricted stock unit awards or shares owing by the applicable employee, provided that no Default or Event of Default shall exist or result from such retirement of shares and subject to pro forma financial covenant compliance, as confirmed by calculations certified by a Responsible Officer and delivered concurrently with such repurchase, or
(b)directly or indirectly make or solicit any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.
7.8.Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, and (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board.
7.9.Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations.
7.10.Reserved.
7.11.Compliance; Use of Proceeds.
(a)Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
(b)Use the proceeds of the Credit Extensions, directly or indirectly, to fund any MSB Subsidiary.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1.Payment Default. Any Loan Party fails to pay any Obligations after such Obligations are due and payable.
8.2.Covenant Default.
(a)A Borrower fails or neglects to perform any obligation in Section 3.3(b), Section 4.2, Section 6, or violates any covenant in Section 7; or
(b)A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof.
8.3.Material Adverse Effect. An event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect.

Exhibit 10.1
8.4.Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)(i) any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.
8.5.Insolvency. (a) A Loan Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due, the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities, or the Loan Parties otherwise become insolvent; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed).
8.6.Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000) (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Agent); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could have a Material Adverse Effect. Notwithstanding the foregoing, if there is a non-monetary default under the Real Estate Loan Facility or any documents entered into pursuant thereto, such non-monetary default shall not entitle Agent to exercise its remedies under the Agreement with respect to such non-monetary default, unless the same also constitutes an Event of Default under the Agreement.
8.7.Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, or such judgments are not vacated prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the such judgment, order or degree being vacated, stayed or bonded).
8.8.Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any other Secured Party or to induce any Secured Party to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.
8.9.Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.
8.10.Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral;
8.11.Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could have, a Material Adverse Effect.

Exhibit 10.1
9.RIGHTS AND REMEDIES
9.1.Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, or at the direction of Required Lenders, shall, without notice or demand, do any or all of the following:
(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any other Secured Party);
(b)stop advancing money or extending credit for any Borrower’s benefit under this Agreement;
(c)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing a Borrower money of Agent’s security interest in such funds;
(d)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;
(e)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, a Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;
(f)deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(g)demand and receive possession of any Borrower’s Books; and
(h)exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2.Power of Attorney. Each Borrower hereby irrevocably appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Agent’s security interest and Liens in the Collateral; (b) endorse such Borrower’s name on any checks or other forms of payment or security; (c) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (e) make, settle, and adjust all claims under such Borrower’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Agent or a third party as the Code permits; and (h) dispose of the Collateral. Each Borrower further hereby appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Borrower’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Agent’s security interest in the Collateral, (ii) execute and do all such assurances, acts and things which such Borrower is required, but fails to do under the covenants and provisions of the Loan Documents; (iii) take any and all such actions as Agent may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Agent under this Agreement or the other Loan Documents. Agent’s foregoing appointment as each Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and all Commitments have been terminated.

Exhibit 10.1
9.3.Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are protective advances and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower Representative with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or shall constitute a waiver of any Event of Default.
9.4.[Reserved.]
9.5.Agent’s Liability for Collateral. So long as Agent complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
9.6.No Waiver; Remedies Cumulative. Any failure on the part of Agent or any other Secured Party, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Secured Parties thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Secured Parties under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies as secured party provided under the Code, by law, or in equity. Any exercise of one right or remedy is not an election and shall not preclude Agent or any Secured Party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy on the part of any Secured Party is not a waiver, election, or acquiescence.
9.7.Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.
10.NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Each party may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

Exhibit 10.1

If to Borrower:	Expensify, Inc. 401 SW 5th Avenue Portland, OR 97204 Attn: Ryan Schaffer, Chief Financial Officer Email:

With a copy, not constituting notice, to:	Silicon Legal Strategy 201 Mission Street, Suite 800 San Francisco, California 94105 Attn: Andre Gharakhanian Email:

If to Agent:
for any borrowing request:	Canadian Imperial Bank of Commerce Credit Processing Services 595 Bay Street, 7th floor Toronto, Ontario M5G 2C2 e-mail:
for all other notices:	Canadian Imperial Bank of Commerce 81 Bay Street, 10th Floor Toronto, Ontario M5J 0E7 e-mail:
With a copy, not constituting notice, to:	Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, CA 94304 Attn: Cynthia Bai Email:
11.CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each Borrower hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude any Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Secured Party. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by such Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. Each Borrower hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH BORROWER AGREES THAT IT SHALL NOT SEEK FROM ANY SECURED PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY

Exhibit 10.1
IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, including to the extent any Secured Party seeks to enforce any judgment or takes any legal action in any other jurisdiction to realize upon the Collateral, the parties hereto agree that, with respect to any actions and proceedings with respect to which the above jury trial waiver is not enforceable, such disputes shall be decided by a reference to a private judge, mutually selected by the parties, including, including, if applicable, in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. This Section 11 shall survive the termination of this Agreement.
12.GENERAL PROVISIONS
12.1.Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and all Commitments shall have been terminated. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the maturity date of the Credit Extensions by Borrowers, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2.Successors and Assigns.
(a)Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of Agent.
(b)Assignments shall be subject to the following additional conditions:
(i)no assignment may be made to a natural person,
(ii)no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(iii)the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(iv)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(v)the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(vi)unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

Exhibit 10.1
(vii)the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(c)From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 12.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 12.3 and Section 14.
(d)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(e)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 12.2(c), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(f)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating

Exhibit 10.1
interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(g)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(h)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(j)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(k)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
12.3.Indemnification. Each Borrower agrees to indemnify, defend and hold Secured Party and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions

Exhibit 10.1
contemplated by the Loan Documents; and (ii) all losses or expenses (including Secured Party Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among any Secured Party and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Borrower agrees to pay, and to save each Indemnified Person harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding Taxes other than Indemnified Taxes) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4.Borrower Liability.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 12.4), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.
(d)The Obligations of each Borrower under the provisions of this Section 12.4 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 12.4 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 12.4, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 12.4 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 12.4 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, Agent or any Lender.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

Exhibit 10.1
(g)Each Borrower waives all rights and defenses (i) arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against any applicable Loan Party, and (ii) relating to any suretyship defenses available to it under the Uniform Commercial Code or any other applicable law,.
(h)Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property at any time. This means, among other things:
(i)Agent and Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrowers.
(j)The provisions of this Section 12.4 are made for the benefit of Agent, the Lenders, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 12.4 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 12.4 will forthwith be reinstated in effect, as though such payment had not been made.
(k)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. Notwithstanding anything to the contrary contained in this Section 12.4, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.
(l)Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with the terms of this Agreement.
(m)Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or

Exhibit 10.1
Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
12.5.Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.6.Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.7.Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.8.Amendments. No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(a)increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify any provision regarding the ratable application of payments or Collateral proceeds to Obligations owing to Lenders;
(b)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(c)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document, except in connection with a waiver of applicability of the Default Rate (which waiver shall be effective with the written consent of the Required Lenders),
(d)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(e)release or contractually subordinated Agent’s Lien in and to any of the Collateral,
(f)amend, modify, or eliminate the definitions of “Required Lenders”, or
(g)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents.
(h)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 13 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower Representative, and the Required Lenders;
(i)Anything in this Section 12.8 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.
12.9.Counterparts; Electronic Execution of Documents. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of any Loan Document by

Exhibit 10.1
electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of such Loan Document.
12.10.Confidentiality. In handling any confidential information, each Secured Party shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to such Secured Party’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Secured Party, collectively, “Secured Party Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, each Secured Party shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to a Secured Party, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to a Secured Party’s regulators or as otherwise required in connection with such Secured Party’s examination or audit; (e) as a Secured Party considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of a Secured Party so long as such service providers have executed a confidentiality agreement with such Secured Party with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in a Secured Party’s possession when disclosed to such Secured Party, or becomes part of the public domain (other than as a result of its disclosure by Secured Party Entities in violation of this Agreement) after disclosure to a Secured Party; or (ii) disclosed to a Secured Party by a third party, if a Secured Party does not know that the third party is prohibited from disclosing the information.
12.11.Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Borrowers and Secured Party arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.12.Borrower Representative. Each of the Borrowers hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Credit Extension). Each of the Borrowers acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered by Secured Party hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) each Secured Party shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Borrower must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with any Secured Party, such Borrower shall do so through Borrower Representative.
12.13.Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.14.Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15.Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.16.Publicity; Press Releases. Borrowers agree that CIBC may issue a press release announcing the financing pursuant to this Agreement and may display any Borrower’s logo on its website and other marketing materials consistent with CIBC’s practices with respect to its loan portfolio.
12.17.Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.18.Amendment and Restatement. The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Loan Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to be, and shall not constitute, a novation, and the security interest granted pursuant to the Existing Loan Agreement to secure the Obligations shall continue from the date of its original grant, held by Agent for the ratable benefit of Lenders. All

Exhibit 10.1
Credit Extensions made, and Obligations outstanding under the Existing Credit Agreement which continue to be outstanding on the Effective Date shall continue under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness of the Agreement on the Effective Date, all references in the “Loan Documents” (as defined in the Existing Loan Agreement) to the “Loan Agreement” or “Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents.
12.19.Waiver. Any Event of Default arising prior to the Restatement Date due to (i) any transfers to Borrowers’ Collateral Account maintained with Sutton Bank (used for deposits to cover five (5) days of transaction volume on Expensify Cards) in excess of the amounts permitted by the Existing Agreement, (ii) maintenance of balances in Collateral Accounts not subject to Account Control Agreements in excess of amounts permitted by the Existing Agreement , (iii) any failure to maintain the required Fixed Charge Coverage Ratio (as defined in the Existing Agreement) for the period ended December 31, 2023, and (iv) failure to comply with the asset or revenue limitations applicable pursuant to Section 6.11 prior to the Effective Date, are hereby waived. The foregoing waiver shall be limited precisely as written, shall not establish any course of dealing or otherwise obligate Agent or any Lender to waive any other breach or Event of Default.
12.20.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
13.APPOINTMENT OF AGENT
13.1.Appointment and Authorization of Agent. Each Lender hereby designates and appoints CIBC to act as administrative agent and collateral agent on its behalf under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf, hold the security interest for its ratable benefit to secure the Obligations, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as administrative agent and collateral agent for and on behalf of Lenders on the terms and conditions contained in this Section 13. Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records

Exhibit 10.1
reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Secured Parties with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Secured Party Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
13.2.Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
13.3.Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
13.4.Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
13.5.Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 13.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

Exhibit 10.1
13.6.Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
13.7.Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
13.8.Agent in Individual Capacity. CIBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Services to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though CIBC were not Agent hereunder, and, in each case, without notice to or consent of any other Lender. Each of the Lenders acknowledge that, pursuant to such activities, CIBC or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include CIBC in its individual capacity.
13.9.Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably

Exhibit 10.1
withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
13.10.Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Services to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of any other Lender. Each other Lender acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
13.11.Collateral Matters.
(a)The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 13.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to Lenders based upon the value of such non-cash consideration.
(b)Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
13.12.Restrictions on Actions by Lenders; Sharing of Payments.

Exhibit 10.1
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s pro rata share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
13.13.Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
13.14.Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
13.15.Concerning the Collateral and Related Loan Documents. Each of the Lenders authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon each Lender.
14.WITHHOLDING TAXES.
14.1.Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 14.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 14) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 14 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

Exhibit 10.1
14.2.Exemptions.
(a)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Borrower Representative on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower Representative (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Borrower Representative (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Borrower Representative (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 14.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Borrower Representative (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Borrower Representative (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Borrower Representative will treat such Lender’s or such Participant’s documentation provided pursuant to Section 14.2(a) or 14.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section

Exhibit 10.1
14.2(a) or 14.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 14 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 14 with respect thereto.
(e)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
14.3.Reductions.
(a)If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 14.2(a) or 14.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 14, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 14, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Borrower Representative on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 14 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 14 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 14.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.1
[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER
EXPENSIFY, INC. By: /s/ Ryan Schaffer Name: Ryan Schaffer Title: Chief Financial Officer

4858-6000-9114v.4

Exhibit 10.1
[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

AGENT: CANADIAN IMPERIAL BANK OF COMMERCE By /s/ Ian Curry Name: Ian Curry Title: Authorized Signatory By /s/ Joshua Tam Name: Joshua Tam Title: Authorized Signatory
LENDER CANADIAN IMPERIAL BANK OF COMMERCE By /s/ Ian Curry Name: Ian Curry Title: Authorized Signatory By /s/ Joshua Tam Name: Joshua Tam Title: Authorized Signatory

4858-6000-9114v.4

Exhibit 10.1
EXHIBIT A
DEFINITIONS
As used in this Agreement, the following capitalized terms have the following meanings:
“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.
“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower or any other Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agent” has the meaning set forth in the preamble hereto.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” has the meaning set forth in Section 5.11(c).
“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
“Applicable Interest Rate” means a floating annual rate of the Prime Rate plus 1.00%,
“Applicable Percentage” means, as of any date of determination, with respect to each Lender, the percentage which such Lender’s Revolving Loan Commitment then constitutes of the Total Revolving Loan Commitment, or at any time after the Revolving Loan Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding.
“Application Event” means the date that an Event of Default has occurred and Agent or Required Lenders have required that payments or proceeds of Collateral be applied pursuant to Section 2.7(f).
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit F to this Agreement.
“Average Unused Revolving Loan Amount” means, for each quarter measurement period, the Total Revolving Loan Commitments, less the average Bank Services Utilization Amount for such period, less the average closing balance of the Revolving Loans outstanding for each day in such period, as determined by Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Exhibit 10.1
“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Services” means, any products, credit services, and/or financial accommodations provided to a Borrower or any of its Subsidiaries at the request of Borrower Representative, including without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in various bank services agreements related thereto.
“Bank Services Provider” means CIBC, or such other Revolving Lender as agreed from time to time among Agent, CIBC and Borrower Representative.
“Bank Services Utilization Amount” means, as of any date of determination, the sum of (i) the committed amount of any cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services) made available under the Revolving Loan Facility and any associated reserves, and (ii) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed amounts).
“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.
“Borrower” and “Borrowers” has the meaning set forth in the preamble hereof.
“Borrower Representative” has the meaning set forth in the preamble hereof.
“Borrowers’ Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of California are required or permitted to be closed.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction; or (b) the Transfer of all or substantially all assets of Borrowers or of a material business line of Borrowers; or (c) Borrower Representative ceasing to own and control, (other than in connection with the dissolution of a Subsidiary of Borrower Representative pursuant to which all assets of such Subsidiary are transferred to a Borrower), free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power to direct or cause the direction of the management and policies of each such Subsidiary.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection

Exhibit 10.1
therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“CIBC” has the meaning set forth in the preamble hereto.
“CIBC USA” means CIBC Bank USA.
“Claims” has the meaning set forth in Section 12.3.
“Closing Date” means May 24, 2018.
“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” means any and all properties, rights and assets of Borrower described on Exhibit B, and any collateral securing the Obligations pursuant to any guaranty or pursuant to any other Loan Document.
“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Agent.
“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.
“Commitments” means, collectively, the Revolving Loan Commitments, and “Commitment” shall mean each of them.
“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit C.
“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Authorization” means an authorization to credit a Collateral Account of a Borrower with CIBC USA in the form attached hereto as Exhibit E-2.
“Credit Extension” means the Revolving Loans or any other extension of credit hereunder for Borrowers’ benefit.

Exhibit 10.1
“Debit Authorization” means an authorization to debit a Collateral Account of a Borrower with CIBC USA in the form attached hereto as Exhibit E-1
“Default” means any circumstance, event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth in Section 2.5(b).
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower Representative in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower Representative or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower Representative, to confirm in writing to Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a under any applicable debtor relief law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.8) upon delivery of written notice of such determination to Borrower Representative and each Lender.
“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“EBITDA” means, with respect to any period, (a) Net Income for such period, plus (b)(i) Interest Expense for such period, (ii) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense for such period, (iii) income tax expense for such period, and (iv) any non-cash expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, minus (c)(i) interest income for such period, (ii) income tax credits for such period, (iii) capitalized software development costs for such period, and (iv) any other non-cash items increasing Net Income for such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Exhibit 10.1
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning set forth in the preamble hereto.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $500,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $500,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.
“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” has the meaning set forth in Section 8.
“Excess Cash Flow” means with respect to Borrower Representative and its Subsidiaries, on a consolidated basis, in any applicable fiscal year,
(i)EBITDA for such fiscal year, less
(ii)the sum of the following, in each case, for such fiscal year (without duplication and only to the extent added back in the determination of EBITDA for such fiscal year):
(A)Interest Expense, to the extent paid in cash;
(B)taxes based on income, profits, or capital, to the extent paid in cash;
(C)amortization payments in respect of Indebtedness, to the extent paid in cash;
(D)capital expenditures (excluding the principal amount of Indebtedness incurred to finance such capital expenditures); and
(E)the sum of any other cash add-backs to EBITDA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with

Exhibit 10.1
employees in the Ordinary Course of Business, and (b) other locations where, in the aggregate for all such locations, less than Fifty Thousand Dollars ($50,000) of Collateral is located.
“Excluded Subsidiary” means:
(a)any MSB Subsidiary,
(b)Real Estate SPV, as long as such Subsidiary has no material assets other than the real estate the real estate financed pursuant to the Real Estate Loan Facility and other assets contemplated to be owned by Real Estate SPV pursuant to the terms of the Real Estate Loan Facility;
(c)any other Subsidiary that is not a Loan Party and designated as an Excluded Subsidiary by Borrower Representative by written notice to Agent, provided that with respect to all Subsidiaries so designated in accordance with this clause (c), Borrowers maintain compliance with Section 6.11(b).
(d)As of the Effective Date, Expensify Limited, Expensify Australia Pty Ltd, Expensify Canada Inc., Expensify Lounge LLC, Expensify Netherlands B.V., Damasko, LLC and Fifth & Harvey, LLC are designated as Excluded Subsidiaries consistent with the foregoing requirements.
“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 14.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 14.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
“Existing Loan Agreement” has the meaning set forth in the preamble hereto.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).
“FCPA” means United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Free Cash Flow” means, for any period, an amount equal to the sum of (a) the amount of “cash flows from operating activities” for such period, provided that for purposes of the foregoing, cash flows attributable to receipt or disbursement of customer funds held by Borrower Representative or any of its Subsidiaries (including any MSB Subsidiary) shall be disregarded, less (b) “cash flows from investing activities” for such period, in each case, as set forth in the line items so identified in the consolidated cash flow statements of Borrower Representative,

Exhibit 10.1
which cash flow statements shall be prepared in a format and using accounting practices consistent with cash flow statements provided by Borrower Representative as of the Closing Date.
“Funding Date” means any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Required Lenders and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.
“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” means any Person providing a Guaranty in favor of Secured Parties or providing collateral, security or other credit support for all or any portion of the Obligations.
“Guaranty” means any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.
“Indemnified Person” has the meaning set forth in Section 12.3.
“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

Exhibit 10.1
(c)any and all source code;
(d)any and all design rights which may be available to such Person;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrowers and each of its Subsidiaries, determined on a consolidated basis and in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of such Borrower or Subsidiary, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.
“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.
“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office, as of the Closing Date, as amended, restated, supplemented or otherwise modified, from time to time.
“Key Person” means the Chief Executive Officer, President and Chief Financial Officer of Borrower Representative.
“Lender” has the meaning set forth in the preamble hereof.
“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity Coverage Ratio” means, as of any date of determination, the sum of Qualified Cash, plus 50% of net Accounts, divided by Total Funded Debt, in each case, as of such date.
“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, an IP Security Agreement, the Account Control Agreements, the collateral access agreements, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Agent or any Secured Party in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.
“Loan Party” or “Loan Parties” means, each Borrower and each Guarantor, if any, from time to time party hereto.
“Loan Request” means a request in the form attached hereto as Exhibit E.
“Loans” means the Revolving Loans, and a “Loan”, shall mean any one of them.
“Margin Stock” has the meaning set forth in Section 5.11(b).
“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole;

Exhibit 10.1
(ii) the prospect of repayment of any part of the Obligations as they become due and payable; or (iii) the ability of Agent to enforce any of its rights or remedies with respect to any Obligations.
“Maximum Rate” has the meaning set forth in Section 2.3(d) hereof.
“MSB Subsidiary” means (i) Expensify Payments LLC and (ii) any Person that engages in a “money services business” as defined in 31 CFR 1010.100(ff) (without regard to any activity threshold amounts), and includes without limitation the following: currency dealer or exchanger; check cashing; issuer of traveler’s checks, money orders or stored value; seller or redeemer of traveler’s checks, money orders or stored value; and money transmitter.
“Net Income” means the net profit (or loss), after provision for taxes, of Borrowers and each of its Subsidiaries, on a consolidated basis, for any period as at any date of determination, for such period taken as a single accounting period. For the avoidance of doubt, for each period, expenses incurred during such period in connection with actual or threatened litigation shall be included in the calculation of Net Income for such period.
“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Credit Extensions when due any debts, principal, interest, fees, Secured Party Expenses, the Prepayment Fee, and any other amounts any Loan Party owes to any Secured Party under this Agreement, or any other Loan Document, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed).
“OFAC” has the meaning set forth in Section 5.11(c).
“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than thirty (30) days prior to the Effective Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.
“Payment Date” means the first day of calendar quarter.
“Perfection Certificate” has the meaning set forth in Section 5.1.
“Permitted Repurchase Amount” means, as of any date of determination, an amount equal to twenty percent (20%) of Free Cash Flow for the twelve month period ending as of the last day of the month with respect to which quarterly financial statements are required to have been delivered (and have so been delivered) in accordance with Section 6.2(a) as of such date of determination, less the aggregate purchase price paid in respect of repurchases of Equity Interests of Borrower Representative during the twelve month period ending as of such date of determination pursuant to Section 7.7(a)(v).
“Permitted Cash Collateral” means cash collateral securing Permitted Indebtedness described in clauses (g) and (h) of the defined term “Permitted Indebtedness” (in an amounts not to exceed the limits specified therein) and maintained in a Deposit Account used exclusively for such purpose and identified to Agent on the Perfection Certificate or from time to time thereafter in writing.
“Permitted Indebtedness” means:

Exhibit 10.1
(a)each Loan Party’s Indebtedness under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Effective Date and shown on the Perfection Certificate (except for Indebtedness indicated as being repaid on the Effective Date), provided that to the extent the amount of such Indebtedness is limited pursuant to a clause of this defined term, amounts existing on the Effective Date or any permitted refinancing thereof shall count towards such limit;
(c)Subordinated Debt;
(d)unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;
(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(f)Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;
(g)reimbursement obligations with respect to letters of credit entered into in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time and the letter of credit existing as of the Effective Date set forth on the Perfection Certificate;
(h)Indebtedness pursuant to credit cards in the Ordinary Course of Business in an aggregate amount not to exceed $250,000;
(i)Indebtedness pursuant to the Real Estate Loan Facility;
(j)Indebtedness permitted pursuant to clause (d) of the defined term “Permitted Investments”, subject to satisfactory subordination terms with respect to intercompany loans, as set forth therein; and
(k)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be.
“Permitted Investments” means:
(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;
(b)(i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Required Lenders;
(c)Investments consisting of repurchases of Borrower Representative’s Equity Interests from former employees, officers and directors of Borrower Representative to the extent permitted under Section 7.7,
(d)Investments (i) among Loan Parties, (ii) in Subsidiaries which are not Loan Parties (including MSB Subsidiaries), which (A) are made pursuant to cost plus arrangements, in the Ordinary Course of Business, provided that the margin shall not exceed 6% except if approved by Required Lenders, or (B) to the extent not made in accordance with foregoing clause (A), subject to no Default or Event of Default existing or resulting therefrom, subject to compliance with Section 6.11(b), and pro forma financial covenant compliance, as confirmed by calculations delivered by Borrower Representative concurrently with each such Investment, and (iii) by Subsidiaries which are not Loan Parties in Loan Parties, provided that any Investments in the form of intercompany loans shall be subject an intercompany subordination agreement in form and substance satisfactory to Agent.
(e)Investments (i) in trust accounts of Borrower Representative or any of its Subsidiaries maintained with The Bancorp Bank (or any replacement bank reasonably acceptable to Agent) to cover failed ACH transactions and next-day reimbursements in the Ordinary Course of Business and (ii) in the

Exhibit 10.1
Collateral Account of Borrower Representative or any of its Subsidiaries maintained with Sutton Bank (or any replacement bank reasonably acceptable to Agent) to cover up to five (5) days of transaction volume on Expensify Cards in the Ordinary Course of Business, provided that the foregoing Investments shall be subject to no Default or Event of Default existing or resulting therefrom and pro forma financial covenant compliance, as confirmed by calculations delivered by Borrower Representative concurrently with each such Investment, provided further, that, in each case, Borrower Representative shall not, and shall not permit any of its Subsidiaries to maintain the foregoing Investments in excess of the amount required by the applicable bank;
(f)Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(h)Investments consisting of Deposit Accounts in which Agent has a perfected security interest; and
(i)Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this paragraph (j) shall not apply to Investments of a Loan Party in any Subsidiary.
“Permitted Liens” means:
(a)Liens arising under this Agreement and the other Loan Documents;
(b)Liens existing on the Effective Date and shown on the Perfection Certificate (except for Liens indicated as being released on the Effective Date), provided that to the extent the amount of Indebtedness secured by such Lien is limited pursuant to a clause of this defined term, amounts existing on the Effective Date or any permitted refinancing thereof shall count towards such limit;
(c)purchase money Liens (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, in each case, securing no more than Three Million Dollars ($3,000,000) in the aggregate amount outstanding;
(d)Liens on Permitted Cash Collateral;
(e)Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;
(f)leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;
(g)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Twenty Five Thousand Dollars ($25,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(h)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

Exhibit 10.1
(i)deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount not exceeding Two Million Dollars ($2,000,000) at any time;
(j)Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, provided that Agent has a perfected security interest in such Deposit Account, or the security interests maintained therein and Agent has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 6.6 of this Agreement;
(k)licenses of Intellectual Property which constitute a Permitted Transfer;
(l)Liens securing the Real Estate Loan Facility; or
(m)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clause (a), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Permitted Locations” means, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate, (b) locations previously disclosed in a written notice to Agent pursuant to Section 6.12, and (c) the Excluded Locations.
“Permitted Transfers” means (i) sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business, (iii) dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful, (iv) Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments, (v) the use or transfer of money or Cash Equivalents in the Ordinary Course of Business for the payment of ordinary course business expenses in a manner that is not prohibited by the Loan Documents, (vi) Transfers consisting of donations to Expensify.Org in an amount not to exceed for any fiscal year, 10% of interchange revenue for such year, (vii) Transfers to Expensify.Org of amounts as may be required from time to time for wage gap contributions, subject to no Default or Event of Default existing and financial covenant pro forma compliance, as confirmed by calculations delivered by a Responsible Officer to Agent with respect thereto concurrently, and (viii) other Transfers of assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year of Borrower Representative.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” means the prime rate as published in the Money Rates Section of The Wall Street Journal; provided that, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate, provided that the Prime Rate shall not be less than 3.25%.
“pro rata share” or “ratable” means, as of any date of determination:
(a)with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 13.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 12.2.

Exhibit 10.1
“Qualified Cash” means, as of any date of determination, the aggregate amount of all unrestricted cash maintained by a Loan Party with CIBC or in other Collateral Accounts subject to an Account Control Agreement providing for a first priority perfected security interest in favor of Agent.
“Real Estate Loan Facility” means the loan facility pursuant to that certain Loan Agreement by and between Real Estate SPV, Borrower Representative and CIBC, as amended, restated, supplemented or otherwise modified from time to time.
“Real Estate SPV” means 401 SW 5th LLC, a Delaware limited liability company.
“Recurring Revenue” means, with respect to any period, revenue of Borrower Representative and each of its Subsidiaries on a consolidated basis, generated during such period from recurring subscription-based sales and recurring support sales made pursuant to a customer service agreement with Borrower Representative or such Subsidiary.
“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, provided further, that if there are more than two unaffiliated Lenders, at least two such unaffiliated Lenders shall be required to constitute Required Lenders.
“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President or Chief Financial Officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.
“Restricted License” means any material license or other material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) with respect to which a Loan Party or any of its Subsidiaries is the licensee (a) that prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in such Loan Party or Subsidiary’s interest in such license or agreement or any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with the Agent’s ability to exercise secured party remedies with respect to any Collateral.
“Revolving Lender” means each Lender that has a Revolving Loan Commitment or that holds Revolving Loans.
“Revolving Loan” means an advance under the Revolving Loan Facility in accordance with Section 2.2.
“Revolving Loan Commitment” means, with respect to each Revolving Lender, such Revolving Lender’s commitment, to make Revolving Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Loan Commitment” opposite such Lender’s name on Schedule 1.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, the amount of such Lender’s Revolving Loan Commitment, and (b) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loan Facility” means the Revolving Commitments and the extensions of credit made thereunder pursuant to Section 2.2.

Exhibit 10.1
“Revolving Loan Maturity Date” means September 21, 2025.
“Sanctions” has the meaning set forth in Section 5.11(c).
“Secured Parties” means, collectively, Agent and each Lender.
“Secured Party Entities” has the meaning set forth in Section 12.10.
“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Secured Party Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lenders, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the transactions contemplated by this Agreement and the Loan Documents, (c) reasonable, documented out-of-pocket costs and expenses paid or incurred by Secured Parties to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (d) financial examination, appraisal, and valuation fees and expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges, (e) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Secured Parties’ relationship with any Loan Party or any of its Subsidiaries, (f) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering, syndicating or other communication costs incurred in connection with a syndication of the loan facilities, or amending, waiving, or modifying the Loan Documents, and (g) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.
“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.
“Shares” means all of the issued and outstanding Equity Interests owned or held of record by a Loan Party or other Loan Party in each of its Subsidiaries.
“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in writing to all of the Obligations, pursuant to a Subordination Agreement, on terms acceptable to Required Lenders, including, without limitation, lien and payment subordination.
“Subordination Agreement” means any subordination or intercreditor agreement, providing for the subordination of Indebtedness to the Obligations, on terms and conditions satisfactory to Agent, in its reasonable discretion.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest of which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, either directly or through an Affiliate. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Borrower. For the avoidance of doubt, Expensify.Org shall not be deemed a Subsidiary of Borrower Representative as long as it constitutes a tax exempt charitable organization.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

Exhibit 10.1
“Total EBITDA Net Leverage Ratio” means, as of any date of determination, the ratio of (i) an amount equal to (A) Total Funded Debt, as of such date, less (B) the lesser of (x) Qualified Cash, in each case, and (y) $5,000,000, to (ii) EBITDA for the consecutive twelve month period then ended.
“Total Funded Debt” means, as of any date of determination, the total outstanding Obligations and any other Indebtedness, regardless of whether such Indebtedness ranks senior to, pari passu or junior to the Obligations.
“Total Revolving Loan Commitment” means the aggregate amount of all Revolving Loan Commitments hereunder, as set forth on Schedule 1.
“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.
“Transfer” means defined in Section 7.1.
“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Exhibit 10.1
EXHIBIT B
COLLATERAL DESCRIPTION
The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, including without limitation, any commercial tort claim described in Section 9(b) of the Perfection Certificate delivered as of the Effective Date, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Exhibit 10.1
EXHIBIT C
COMPLIANCE CERTIFICATE

Exhibit 10.1
APPENDIX 1
FINANCIAL COVENANT CALCULATIONS
[SEE ATTACHED]

SUBSIDIARY COMPLIANCE

Exhibit 10.1
EXHIBIT D
REQUIREMENTS FOR INSURANCE DOCUMENTATION

Exhibit 10.1
EXHIBIT E
LOAN REQUEST

Exhibit 10.1
APPENDIX I
DISBURSEMENT INSTRUCTIONS

Exhibit 10.1
APPENDIX II
FINANCIAL COVENANT CALCULATIONS
(PRO FORMA)

Exhibit 10.1
EXHIBIT E-1
DEBIT AUTHORIZATION

Exhibit 10.1
EXHIBIT E-2
CREDIT AUTHORIZATION

Exhibit 10.1
EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit 10.1
Annex 1 to Assignment and Acceptance Agreement
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

Exhibit 10.1
SCHEDULE 1
COMMITMENTS

Exhibit 10.1
SCHEDULE 2
CLOSING CONDITIONS

Exhibit 10.1
SCHEDULE 3
POST-CLOSING DELIVERIES